Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nutriband Inc.

Orlando, FL

As independent registered public accountants, we hereby consent to the use of our report dated April 28, 2022, with respect to the consolidated financial statements of Nutriband Inc. and subsidiaries as of and for the years ended January 31, 2022 and 2021 in this Registration Statement on Form S-1/A2 relating to the registration of up to 1,056,000 Units, each consisting of one share of common stock and a warrant to purchase one share of common stock. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

June 17, 2022